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                                                                   EXHIBIT 10.31

                           DATED: 16 SEPTEMBER, 1997


                              PXRE MANAGING AGENCY
                                  LIMITED (1)
                                      AND
                             WHITTINGTON INSURANCE
                                    SERVICES
                                  LIMITED (2)





                                   AGREEMENT

                       FOR THE PROVISION OF INSURANCE AND

                          CORPORATE MANAGEMENT SERVICE





                               WHITTINGTON GROUP

                              110 FENCHURCH STREET

                                LONDON EC3M 5NE
                                REF. JM8/17.9.97



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                                             INDEX

CLAUSE                HEADING                                       PAGE NUMBER

1                     DEFINITIONS AND INTERPRETATION                     3

2                     RECITALS                                           6

3                     PERIOD OF AGREEMENT                                6

4                     APPOINTMENT OF MANAGER                             6

5                     POWERS AND DUTIES OF MANAGER                       7

6                     OBLIGATIONS OF THE COMPANY                         9

7                     TERMINATION                                       11

8                     MANAGER'S DUTY OF CARE                            13

9                     APPOINTMENT OF SUB-AGENTS                         13

10                    DOCUMENTS                                         13

11                    SUPPLEMENTAL ACTS                                 14

12                    CONFIDENTIALITY AND REPUTATION                    14

13                    INTELLECTUAL PROPERTY                             14

14                    RESTRICTIONS                                      14

15                    NOTICES                                           15

16                    MISCELLANEOUS PROVISIONS                          15

17                    LAW AND JURISDICTION                              16

                      THE FIRST SCHEDULE
                      Remuneration and expenses payable
                      by the Company to the Manager                     18

                      THE SECOND SCHEDULE
                      Services and Procedures Manual                    20

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THIS AGREEMENT is made the day of 16 September 1997
BETWEEN:-

(1) PXRE MANAGING AGENCY LIMITED, a company (registered in England under No. 3251363) whose registered office is at One Whittington Avenue, London EC3V 1LE ("the Company"); and

(2) WHITTINGTON INSURANCE SERVICES LIMITED, a company (registered in England under No. 1918744) whose registered office is at One Whittington Avenue, London EC3V 1LE ("the Manager").

1.      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the Schedule) the expressions set forth below (where the context so admits) bear the meanings stated beside them respectively: -

        Expression                  Meaning

        "Accounting Year"           the period from the lst January to the
                                    31st December (inclusive) in each year and for the purposes of this Agreement the first
                                    Accounting Year shall be the period from the lst January 1997 to the 31st December 1997
                                    (inclusive);

        "Authorised Persons"        those persons who have been duly
                                    authorised by the Company to give Proper
                                    Instructions, and whose identity as such has been notified in writing by the Company to the Manager;

        "the Bank Accounts"         the bank accounts to be opened and
                                    maintained by the Company pursuant to
                                    Clause 6.2;

        "the Board"                 the board of directors of the Company;

        "Confidential Information"  information of a confidential
                                    nature concerning and relating to the
                                    goodwill of the Undertaking or the Manager
                                    (as the case may be), including (without prejudice to the generality of the foregoing) information as to customers, clients, finances, business policy and the like;

        "the Core Functions"        the core functions of the
                                    Company comprised in the Managing Agent's
                                    Agreement and which Lloyd's require shall not be sub-contracted namely compliance, underwriting contracts of insurance at
                                    Lloyd's, reinsuring such contracts in

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                                    whole or in part, paying claims on such
                                    contracts and syndicate monitoring;

        "the Dedicated Staff"       the employees of the Group who are employed
                                    wholly or mainly to provide the Services and who are identified in the Services and Procedures Manual (and any replacements thereof or additions thereto agreed to in writing by the parties);




        "the Deed of Undertaking"   the Composite Undertaking dated 20th
                                    December 1996 and made between PXRE
                                    Corporation (1), the Company (2), the
                                    executive directors of the Company (3),
                                    PXRE (4) and Lloyd's (5);

        "Designated Persons"        those persons, including officers and/or
                                    employees of corporations other than the Company, to whom an Authorised Person has, either wholly or in part, and either on a permanent or temporary basis, delegated his authority to give Proper Instructions, and written notice confirming this fact, duly signed by such Authorised Person, will be conclusive proof of such authority, unless written notice to the contrary is given by the Company or Authorised Person to the Manager, in which event the Designated
                                    Person's authority to give Proper
                                    Instructions will terminate forthwith:

        "the Group"                 the group of companies (as defined by
                                    Section 42 of the Landlord and Tenant Act
                                    1954) of which the Manager is a member
                                    company;

        "Insurance"                 any policies, slips, certificates,
                                    contracts, covers or other written or oral evidence of insurance or reinsurance or indemnity or guarantees including any contract or policy which would normally be treated as similar to a contract or policy of insurance by underwriters carrying on business in Great Britain;

        "the Laws"                  the laws of England and Wales (including
                                    delegated legislation and regulations of any competent authority);

        "Lloyd's"                   the Society incorporated by Lloyd's Act 1871
                                    by the name of Lloyd's;

        "the Managing               the Managing Agent's Agreement (Corporate
                                    Member) dated

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          Agent's Agreement"        23rd September 1996 and made between PXRE
                                    (1) and the Company (2);

          "Proper Instructions"     all instructions to the Manager given by
                                    Authorised Persons or Designated Persons concerning any of the matters referred to in this Agreement, which instructions must be given either in writing and signed by the Authorised Person or Designated Person concerned, or telephonically, provided such telephonic instructions are confirmed in writing and signed by the Authorised Person or Designated Person concerned within 5 days after they were given;

        "PXRE" PXRE Limited (a Corporate Member of Lloyd's registered in England);

        "the Services"              the services to be performed by the Manager
                                    in terms of this Agreement and in the
                                    Services and Procedures Manual;

        "the Services and           the Manual, a copy of which forms the Second
        Procedures Manual"          Schedule hereto, and which sets out (inter
                                    alia) the Services to be provided by the Manager hereunder and the procedures to be observed in relation thereto by the parties and any amendments or substitutions thereto agreed in writing by the parties from time to time;

        "the Undertaking:           the business operations and undertakings of
                                    the Company.

1.2     In this Agreement, unless the context otherwise requires:-

         1.2.1 any reference to a Clause or Schedule is a reference to a Clause of or Schedule to this Agreement; and the Schedules form part of and are deemed to be incorporated in this Agreement;

         1.2.2 any reference to persons includes a reference to firms, corporations or unincorporated associations,

         1.2.3 any reference to the singular includes a reference to the plural and vice versa, and any reference to the masculine includes a reference to the feminine and vice versa; and

         1.2.4 words and expressions defined in the Companies Act 1985 bear the same respective meanings.

1.3 In this Agreement headings and titles are used for ease of reference only, and do not affect the interpretation of this Agreement.

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2.      RECITALS

2.1 The Company is the managing agent of PXRE which carries on business as a Corporate Member of Lloyd's.

2.2 The Manager is a company providing (inter alia) insurance and corporate management services and the parties hereto have agreed that the Manager shall provide such services to the Company on the terms hereinafter appearing.

3.      PERIOD OF AGREEMENT

        This Agreement shall (subject to the provisions for earlier termination contained in Clause 7 and the First Schedule) be for the term commencing on the 1st day of January 1997 and expiring on the 31st day of December 1997 and, thereafter, shall continue from year to year until determined in accordance with the provisions of Clause 7.

4.      APPOINTMENT OF MANAGER

        4.1 The Company hereby appoints the Manager to provide the Services and, subject to the overall direction by the Company by means of Proper Instructions, the Manager shall:-

                  4.1.1 provide the Services in a proper and a businesslike manner; and

                  4.1.2 have full power and authority to carry out the Services on behalf of the Company and to exercise all such powers which may be necessary in the ordinary course of the business of the Company to effect provision of the Services, including (but without limiting the generality of the foregoing) the power to enter into binding contracts on behalf of the Company, and to exercise such powers, authorities and discretions in relation to the Company as are vested in the Board and on its behalf as the Company may, with the agreement of the Manager, from time to time by Proper Instructions delegate to the Manager.

4.2 The Manager hereby accepts such appointment and agrees to carry out its obligations set forth herein upon the terms herein contained and in accordance with the Laws until its appointment shall be terminated as herein provided.

4.3 Save where specifically provided in the Services and Procedures Manual, nothing contained in this Agreement shall:-

        4.3.1 impose on the Manager any obligation to control, manage or provide underwriting accounts in respect of any insurance business underwritten pursuant to the Managing

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               Agent's Agreement or otherwise on behalf of or in the name of
               PXRE, or to deal with or settle any claims arising out of or in connection therewith; or

        4.3.2 permit the Manager to exercise any of the powers and discretions specifically vested in the Company pursuant to this Agreement, or on behalf of the Company to waive or amend the terms hereof, or of any of the Proper Instructions given by the Company hereunder.

5.      POWERS AND DUTIES OF MANAGER

        In the exercise of its powers and duties hereunder and without prejudice to the foregoing generality thereof the Manager shall:-

5.1 have the powers, authorities and duties set out in the Services and Procedures Manual;

5.2 perform, on behalf of the Company, those functions and obligations referred to in the Managing Agent's Agreement which relate to the provision of insurance and corporate management services but not those which relate to the provision of investment management services, PROVIDED THAT such functions and obligations which it performs in terms of this Clause shall be deemed not to be sub-contracted to the Manager if and to the extent that they relate to Core Functions;

5.3 promptly pay into the appropriate Bank Accounts all sums (if any) received by the Manager for and on behalf of the Company AND:-

        5.3.1 receipt of monies in any currencies other than pounds sterling, US dollars or other currencies for which accounts have been opened shall, at the discretion of the Manager, either be converted into pounds sterling or US dollars as soon as reasonably possible following their receipt, or be retained in the currency in which they were originally received; and

        5.3.2 operate the Bank Accounts on behalf of the Company and draw monies therefrom in accordance with the requirements of the Undertaking and the various limits and restrictions in relation thereto to be agreed in accordance with the terms of the Services and Procedures Manual, but not so as to raise an overdraft or otherwise to borrow against such accounts without having obtained the prior written consent thereto of the Company;

5.4 notify the Company forthwith if the monies in the Bank Accounts are at any time, in the opinion of the Manager:-



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        5.4.1  insufficient to meet the current overall requirements of the
               Undertaking, and the Company hereby undertakes, on receipt of such notice, forthwith to transfer funds to the Bank Accounts in an amount sufficient to make up the shortfall; or

        5.4.2 in excess of the current overall requirements of the Undertaking, and, subject to the provisions of Clause 6.3, the Manager shall place such excess funds at the disposal of the Company;

        5.4.3 PROVIDED THAT the Manager shall not be responsible for the investment of any monies in the Bank Accounts, except to the extent provided in the Services and Procedures Manual;

5.5 provide offices and secretarial and clerical staff as will be suitable and sufficient for the use and day to day running of the Company, PROVIDED THAT the Company shall not be entitled to the exclusive use of such offices and secretarial and clerical staff, AND FURTHER PROVIDED THAT, if the Company wishes to employ insurance underwriting staff and have the exclusive use of any underwriting premises in connection with PXRE, it shall provide such staff and premises itself;

5.6 use its best endeavours to advise the Company in regard to the Laws affecting the Undertaking in the United Kingdom and shall ensure that the Manager shall not, on behalf of the Company, enter into any contract in contravention thereof;

5.7 subject to the Company providing the Manager with all necessary information requested by the Manager in connection therewith, make all necessary returns to the competent authorities in the United Kingdom in respect of insurance business on behalf of the Company and in respect of PXRE and, in particular, shall make all necessary returns to Lloyd's on behalf of PXRE or, if the Company so requests, shall supply the Company with the figures required in order for it to complete any such returns itself;

5.8 use all reasonable endeavours, at the expense of the Company, to collect any monies due to the Company or collectable by the Company in respect of PXRE, whether in respect of premiums, reinsurance recoveries or otherwise, until such time as the Company has appointed its own personnel to perform such functions;

5.9 cause appropriate books of account and records relating to PXRE and the Undertaking to be kept;

5.10 subject to the Company providing the Manager with all necessary information requested by the Manager, cause to be submitted to the Company on or before the expiration of three months following the end of each financial year of the Company a draft statement of account in respect of the Undertaking for such year in such form as may be reasonably required by

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        the Company including a statement of interest and dividends earned from, and capital gains or losses sustained on, any deposits or investments;

5.11 render to the Company reports in relation to the Company and PXRE in accordance with the Services and Procedures Manual and cause a representative of the Manager to attend all such meetings of the Company in the United Kingdom as the Company may reasonably require;

5.12 permit any officer of the Company or any other person or persons nominated by the Company for this purpose to examine and make copies of all books of account, records, reports, documents and statements kept pursuant to this Clause or otherwise in connection with PXRE and the Undertaking;

5.13 shall observe and comply with the Laws and with all lawful resolutions of the Board and other lawful orders and Proper Instructions given to it from time to time by the Company or its duly appointed officers which are consistent with the Manager's specific obligations hereunder; and

5.14    comply with the procedures set out in the Services and Procedures
        Manual.

6.      OBLIGATIONS OF THE COMPANY

        The Company shall:-

6.1 pay to the Manager in consideration of its services hereunder remuneration and expenses in accordance with the provisions of the Schedule;

6.2 open and maintain with Lloyds Bank plc, Leadenhall Street, London EC3 (and/or such other banks in England as the Company may determine) bank accounts in pounds sterling, US dollars and in such other currencies as it may deem necessary for the efficient and proper conduct of the business of the Company and PXRE, and shall provide the Manager with an appropriate mandate pursuant to which the Manager will be able to operate any such accounts to the extent necessary to fulfil its obligations under this Agreement;

6.3 save and in accordance with the provisions of the Services and Procedures Manual, not withdraw monies from the Bank Accounts without giving at least 3 business days' prior written notice of its intention to do so to the Manager;

6.4 by payments into the Bank Accounts, promptly provide all such monies as may from time to time be required by the Manager to meet all payments properly payable out of or chargeable against any of the Bank Accounts;

6.5. indemnify the Manager and any employee of the Group against any losses, damages, costs, expenses, actions, proceedings, claims or liabilities, of whatsoever nature, arising out of or

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        in connection with this Agreement or which the Manager or such employee may incur hereunder or otherwise in the provision of the Services, whether to the Company or to any other person, firm or company whatsoever, save as a result of or arising from the wilful default, negligence, recklessness or fraud of the Manager or such employee PROVIDED THAT:-

        6.5.1 the Manager shall provide the Company, as soon as reasonably possible, with copies of such documentation and/or sufficient information in relation to any claims, demands, summonses, writs and related documents which it or any employee may receive and in respect of which it or any employee may be indemnified in terms of this Agreement and shall give all such assistance as the Company may reasonably require in defending or resisting or otherwise dealing with the same, and the Manager and/or employee (as the case may be) shall not admit liability thereto or make any offer of any settlement thereof without the prior written consent of the Company (which shall not be unreasonably withheld); and

        6.5.2 the Company may, if it so desires, take over the defence of any such actions or prosecute any such claim in the name of the Manager or the employee concerned;

6.6 save with the prior written consent of the Manager, not during the currency of this Agreement appoint or employ any other person, firm or company to provide services for the Company or PXRE corresponding to the Services or any part thereof. If, with the due consent of the Manager, the Company shall appoint any such other person, firm or company, the Company shall forthwith notify the Manager of such appointment, and shall provide the Manager with such information in relation thereto as the Manager may reasonably request;

6.7 procure that a meeting of the Board or such other persons as may be nominated by the Company for this purpose from time to time shall be convened:-

        6.7.1 at least once in every quarter of the Accounting Year, for the purpose of considering any statements, accounts, reports and other relevant documentation from time to time rendered by the Manager to the Company pursuant to this Agreement; and

        6.7.2 within 7 days after the Manager shall, by written notice to the Company, have requested such meeting, for the purpose of considering any matters which, in its reasonable opinion, the Manager requires to be dealt with at such meeting;

6.8 until such time as the Company has appointed its own personnel to perform such functions, procure that full written particulars of any reinsurance protection placed for PXRE shall be given to the Manager as soon as reasonably possible, together with such other information in relation thereto as the Manager may reasonably require in the performance of its obligations hereunder;


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6.9     on or before the 21st day of August in each year, or such date as dictated by Lloyd's regulations, procure that the Company shall, in consultation with the Manager (and having due regard to the Manager's representations in relation thereto), prepare and adopt a business plan for the next following Accounting Year and shall conduct its business in accordance with such business plan; and

6.10 comply with any specific requirements imposed by Lloyd's in relation to the conduct of the Company's business and the management of PXRE, including those contained in the Deed of Undertaking.

7.      TERMINATION

7.1 This Agreement may be terminated by either party on not less than 180 days' written notice to the other party expiring on the 31st December in any year;

7.2 The Company may terminate this Agreement with immediate effect, by giving written notice to the Manager:-

        7.2.1 if the Manager (for any reason) be prevented from carrying out its obligations under this Agreement; or

        7.2.2 if the Manager be in material breach of any of the terms of this Agreement, which, in the case of a breach capable of remedy, is not remedied by the Manager within 14 days of receipt by the Manager of a notice from the Company specifying the breach and requiring its remedy; or

        7.2.3 if the Manager shall fail or refuse, within 14 days of receipt of written warning, to perform the Services or the duties reasonably and properly required of it under this Agreement; or

        7.2.4 if the Manager becomes bankrupt, enters into liquidation (other than for the purpose of reconstruction without insolvency) or makes any composition with its creditors, or has an administrator or administrative receiver appointed over all or part of its undertaking or assets (or suffers any process or event analogous to those referred to in this Clause 7.2.4 in any other country or jurisdiction); or

        7.2.5 if there is a change of control of the Manager from the party currently having ultimate control of the Manager, being Murray Lawrence Holdings Limited, and, for the purpose of this Clause 7.2.5, the expression "change of control" shall bear the same meaning as it has in terms of Section 416 of the Income and Corporation Taxes Act of 1988; or


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        7.2.6   if the Manager be prohibited by law from carrying on its
                business or a substantial part thereof in Great Britain.

7.3 The Manager may terminate this Agreement with immediate effect, by giving written notice to the Company:-

        7.3.1 if the Company (for any reason) be prevented from carrying out its obligations under this Agreement; or

        7.3.2 if the Company be in material breach of any of the terms of this Agreement, which, in the case of a breach capable of remedy is not remedied by the Company within 14 days of receipt by the Company of a notice from the Manager specifying the breach and requiring its remedy; or

        7.3.3 if the Company becomes bankrupt, enters into liquidation (other than for the purpose of reconstruction without insolvency) or makes any composition with its creditors, or has an administrator or administrative receiver appointed over all or part of its undertaking or assets (or suffers any process or event analogous to those referred to in this Clause 7.3.3 in any other country or jurisdiction); or

        7.3.4 if there is a change of control of the Company from the party currently having ultimate control of the Company, being PXRE Corporation, and, for the purpose of this Clause 7.3.4, the expression "change of control" shall bear the same meaning as it has in terms of Section 416 of the Income and Corporation, Taxes Act of 1988; or

        7.3.5 if the Company be prohibited by law from carrying on its business or a substantial part thereof in Great Britain.

7.4 Either party may terminate this Agreement in accordance with the provisions of sub-clause 1.3.2 and sub-clause 2 of the First Schedule hereto;

7.5 This Agreement will terminate forthwith upon the termination, for whatsoever reason, of the Managing Agent's Agreement;

7.6     PROVIDED THAT:-

        7.6.1 notice under any of sub-clauses 7.2.2, 7.2.4, 7.3.2 and 7.3.4 above may only validly be served within three months after the party serving such notice first became aware of the circumstance giving rise to such right of termination; and

        7.6.2 any termination of this Agreement shall not affect any accrued rights and obligations of the parties hereto, nor shall it affect the coming into force or continuance in force

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                of any provision of this Agreement which is, expressly or by implication, intended to come into or continue in force at or after such termination.

8.      MANAGER'S DUTY OF CARE

        The Manager shall perform its duties in terms hereof in good faith and with due diligence, and shall employ reasonable care in the exercise of its authorities and the performance of its duties and obligations under this Agreement, but the Manager shall not be responsible for any acts or omissions of the underwriting staff which are directly employed by the Company or PXRE.

9.      APPOINTMENT OF SUB-AGENTS

9.1 Save as provided in the Services and Procedures Manual and in Clause 9.2 of this Agreement, the Manager may not appoint or employ any sub-agents to perform any of the Services on its behalf without the prior written consent of the Company.

9.2 The Manager shall be permitted to appoint or employ any member company of the Group, at its own expense, to exercise and perform all or any of the Manager's powers and duties under this Agreement.

9.3 If the Manager delegates any of its obligations under this Agreement pursuant to Clause 9.2 or otherwise in accordance with the Services and Procedures Manual, then the Manager shall be liable to the Company for the acts and omissions of the entity to which it has delegated those obligations under this Agreement to the same extent as it would have been had those acts and omissions been its own.

10.     DOCUMENTS

10.1 The Manager hereby acknowledges that the originals and/or copies of all records and documents (whether on computer or paper) relating to the provision of the Services belong to the Company, and the Manager shall, as soon as reasonably practicable after the termination of this Agreement, deliver to the Company all such originals and/or copies of such records and documents as may be in its possession, and shall not be entitled to any lien over any of them, provided that the Manager shall be entitled to retain and use copies of any documents which it specifically requires in order to enable it to comply with any relevant Laws, but any such documents must be returned to the Company as soon as their retention in order to comply with such Laws is no longer necessary.

10.2 The Company shall, for a period of at least 6 years after termination of this Agreement, preserve in a safe place in England the originals of all records and documents delivered by the Manager to the Company pursuant to sub-clause 10.1 and shall permit the Manager, on reasonable prior written notice, to have access to and, at the Manager's expense, to make

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        copies of, such records as may be reasonably required by the Manager in connection with or in contemplation of any legal proceedings.

11.     SUPPLEMENTAL ACTS

        The parties hereto shall execute and do all such lawful acts deeds and things as may be necessary for the purpose of carrying into effect all the provisions of this Agreement.

12.     CONFIDENTIALITY AND REPUTATION

12.1 Neither of the parties hereto shall (except under compulsion of law or in accordance with the Laws), whether before or after the termination of this Agreement, disclose to any person not duly authorised by the relevant party to receive the same, any Confidential Information of which the other party shall have become possessed during the period of this Agreement and each party shall employ all reasonable endeavours to prevent any such disclosure.

12.2 Neither party shall knowingly do or suffer to be done any act or thing which would or might reasonably be expected to prejudice materially or bring into disrepute the goodwill, business or reputation of the other party.

13.     INTELLECTUAL PROPERTY

        Nothing in this Agreement shall give the Manager any rights in respect of any trade names or trade marks used by the Company in relation to the Undertaking or any goodwill associated with it. The Manager acknowledges that, except as expressly provided in this Agreement, it shall acquire, in providing the Services, no rights in respect of such trade names, trade marks or goodwill arising from the Undertaking, and that all such rights and goodwill are, and shall remain, vested in the Company.

14.     RESTRICTIONS

14.1 The parties agree and acknowledge that it is reasonable and necessary for the protection of the goodwill and trade connections of the Undertaking that the Manager should be restrained in the terms of the covenants contained in this Agreement from making available or using for the benefit of itself or a competitor or potential competitor of the Company Confidential Information which it has obtained and is likely to obtain in the course of performing the Services.

14.2 The Company covenants with the Manager (for itself and as agent of the Group) that the Company will not without the prior written consent of the Manager at any time during the term of this Agreement and for a period of one year after the expiration or sooner termination of this Agreement directly or indirectly attempt to solicit or entice away from the Group or engage or employ any person who at any time is or has been employed by the Group in the

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        provision of the whole or any part of the Services unless such person ceased to be employed in the provision of such Services at least twelve months before such solicitation, enticement, engagement or employment.

14.3    The parties hereby acknowledge and agree that:-

        14.3.1 each of the sub-clauses contained in this Clause 14 constitutes an entirely separate, severable and independent covenant and restriction;

        14.3.2 the duration, extent and application of each of the restrictions contained in this Clause 14 are no greater than is necessary for the protection of the goodwill and trade connections of the Undertaking and/or the Manager (as the case may be); and

        14.3.3 in the event that any restriction on either of them contained in this Clause 14 shall be found void but would be valid if some part thereof were deleted, such restrictions shall apply with any such deletion as may be necessary to make it valid and effective.

15.     NOTICES

15.1 All notices hereunder shall be in writing and shall be delivered by hand, registered post or facsimile transmission to the address of the relevant party set out in this Agreement or such other address as may be notified by a party to the other under the provisions of this Clause
        15.1 from time to time. Notices posted to an address outside the United Kingdom shall be sent by prepaid airmail.

15.2 Any notice referred to in Clause 15.1 above shall be deemed to have been received:-

        15.2.1  if delivered by hand, on the date of delivery;

        15.2.2 if delivered by post within the United Kingdom, at the end of the second working day after posting, including the day of posting if a working day;

        15.2.3 if sent by pre-paid airmail, at the end of the seventh working day after posting, including the day of posting if a working day; and

        15.2.4 if sent by facsimile transmission, on the expiry of 12 hours after despatch or on commencement of the working day following despatch, whichever is the later, and a transmission report confirming uninterrupted transmission to the appropriate facsimile number shall be prima facie proof of such receipt.

16.     MISCELLANEOUS PROVISIONS


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16.1    No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, will constitute a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by the law.

16.2 No amendment of this Agreement shall be binding upon the parties unless made in writing and signed by a duly authorised representative of each of the parties.

16.3 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision, and if any provision or part of any provision of this Agreement is found by a competent court or other competent authority to be void or unenforceable, such provision or part of a provision shall be deleted from this Agreement, and the remaining provisions or parts of the provisions shall continue in full force and effect.

16.4 Save in accordance with the terms of this Agreement, no party may, without the prior written consent of the other party, assign or transfer any of its rights or obligations under this Agreement, in whole or in part, absolutely or conditionally.

16.5 For the avoidance of doubt nothing in this Agreement shall be interpreted as indicating that the Manager has any right of ownership in any part of the Company's business, and nothing in this Agreement shall constitute a partnership or joint venture between the parties, nor a relationship of employer and employee.

16.6 This Agreement supersedes all prior agreements, arrangements and undertakings between the parties, and constitutes the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of all terms and representations (excepting those made fraudulently) whether express or implied, written or oral.

17.     LAW AND JURISDICTION

        This Agreement will be governed by the laws of England, and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

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SIGNED by
the duly authorised representative of
PXRE MANAGING AGENCY LIMITED                       /s/ Michael J. Bleisnick
in the presence of:-


Witness        /s/ John Moffat

Address        110 Fenchurch Street
               London EC3


Occupation     Deputy Compliance Officer



SIGNED by
the duly authorised representative of
WHITTINGTON INSURANCE SERVICES LIMITED             /s/ M.J. Walton
in the presence of:-                               /s/ R.K.L. White


Witness        /s/ John Moffat

Address        110 Fenchurch Street
               London EC3


Occupation     Deputy Compliance Officer


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                                      THE FIRST SCHEDULE

                               REMUNERATION AND EXPENSES PAYABLE
                                 BY THE COMPANY TO THE MANAGER

1. As consideration for the Manager's performance of the Services hereunder the Company shall pay to the Manager:-

        1.1 an initial Management Fee for the period from the lst day of January 1997 to the 31st day of December 1997 of 'L'135,580 and thereafter such annual Management Fee ("the Management Fee") as the parties may from time to time agree in writing, such fee to be payable quarterly in advance on or before the lst day of January, April, July and October in each year;

        1.2 a fee the amount of which shall be calculated by reference to the amount of time spent by the Dedicated Staff in the performance of the Services and by applying the agreed hourly time charges set out against each of the names of the relevant Dedicated Staff in the Services and Procedures Manual (subject to review as hereinafter provided). Such fee shall be payable monthly in arrears upon receipt by the Company of an appropriate invoice and satisfactory supporting evidence of time incurred;

        1.3    PROVIDED THAT:-

               1.3.1 in November of each calendar year during the period of this Agreement the parties will review the Management Fee and the said hourly time charges referred to in sub-clause
                      1.2 above, with a view to agreeing to any appropriate or necessary adjustment thereto for the following year or years, it being the intention of the parties that the Management Fee and the said hourly time charges should be fair and reasonable; and
               1.3.2 failing agreement between the parties as to the amount of the Management Fee or the hourly time charges referred to in subclause 1.3.1 above, either party hereto shall be entitled to terminate this Agreement by notice to the other in writing such termination to take effect from the end of the period in respect of which there is an agreed Management Fee and hourly time charges;

        1.4 all reasonable travel, subsistence, hotel and the like expenses actually incurred by the Manager in connection with the provision of the Services and the performance of its duties under this Agreement, will be paid by the Company within 30 days of the Manager providing the Company with a written statement setting out the details of such expenses, together with original receipts, invoices or other appropriate evidence of such expenses.


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2.      In the event that the obligations or workload imposed on the Manager under this Agreement, in the reasonable opinion of the Manager, are materially increased in consequence of and in order to comply with a change in any Lloyd's or statutory requirements, the Manager shall be entitled to require that the terms of this Agreement and the Management Fee be varied to the extent as reasonably required by the Manager to compensate for such increase. Failing agreement between the parties as to the terms of such variation the Manager will be entitled to terminate this Agreement by not less than 30 days notice in writing.

3. Furthermore, if the Company has given the Manager its specific consent to the appointment of any professional advisers, sub-agents or other third parties and has agreed to reimburse the Manager for any fees, costs or disbursements relating to work undertaken on the Company's behalf or the Manager's behalf in relation to PXRE and/or the Undertaking or the performance of the Services by any such persons, then the Manager may submit details of such fees, costs or disbursements to the Company, which details shall be supported by appropriate invoices and receipts, and the Company shall, within 30 days of receipt of such details, reimburse the Manager for the full cost thereof.

4. All monies payable to the Manager under this Agreement are exclusive of Value Added Tax which, if applicable, shall be added to such monies and be payable by the Company at the rate in force at the time when such monies become due.

5. All monies payable to the Manager under this Schedule shall be paid in pounds sterling and shall be deemed to accrue from day to day. All such monies shall be payable at the address of the Manager given under this Agreement or elsewhere as the Manager may, by written notice to the Company, direct. In the event of the Company defaulting in payment of any such monies by the due date then (without prejudice to any other right or remedy which the Manager may have) the Company shall pay to the Manager interest on such overdue monies (before as well as after any judgment obtained in connection therewith) calculated at the rate of 4 per cent per annum above the base rate of Lloyds Bank plc from time to time from and including the date of default until and including the date of final payment.

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procedure manual
PXRE




                                     THE SECOND SCHEDULE

                                SERVICES AND PROCEDURES MANUAL

                            [In relation to the Agreement between

                                 PXRE Managing Agency Limited
                                             and
                            Whittington Insurance Services Limited

                                          dated [ ]]




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procedure manual
PXRE


                             SECTION
1                            DEFINITIONS

2.                           PROPER INSTRUCTIONS

3.                           DIRECTORS AND OFFICERS

4.                           SENIOR STAFF

5.                           COMPLIANCE OFFICER

6.                           TECHNICIANS


                             SERVICES AND PROCEDURES

7.                           INVESTMENT

8.                           BANKING

9.                           UNDERWRITING

10.                          PREMIUM RECORDING

11.                          ACCOUNTING

12.                          ANCILLARY SERVICES

13.                          COMPLAINTS PROCEDURE

14.                          REPORTING



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PXRE


APPENDICES

I                            DEDICATED STAFF

II                           COMPLIANCE OFFICER'S TERMS OF REFERENCE

III                          UNDERWRITING ACCOUNT

IV                           SYNDICATE QUARTERLY RETURN

V                            MANAGING AGENCY SOLVENCY RETURN



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PXRE

1.      DEFINITIONS
        "THE AGREEMENT"      The Agreement for the provision of
                             insurance and corporate management services between PXRE Managing Agency limited (1) and Whittington
                             Insurance Serviced Limited (2) dated [ ]

        AMIS                 Advanced Management Information Systems

        CPE                  Continuing Professional Education

        IBNR                 Incurred But Not Reported

        IT                   Information Technology

        LCO                  Lloyd's Claims Office

        "LLOYD'S the Society incorporated by Lloyd's Act, 1871, by the name of Lloyd's

        LORS                 Lloyd's Outwards Reinsurance System

        LPSO                 Lloyd's Policy Signing Office

        NAIC                 National Association of Insurance Commissioners

        PIM                  Premium Income Monitoring

        PTF                  Premiums Trust Fund

        PXRE                 PXRE Managing Agency Limited

        RDS                  Realistic Disaster Scenario

        RITC                 Re Insurance to Close

        SCM                  Syndicate Claims Message

        USM                  Underwriters Signing Message

        UK & US GAAP         Generally Accepted Accounting Practice

        WIS                  Whittington Insurance Services Limited

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2.      PROPER INSTRUCTIONS

Persons currently authorised to provide "Proper Instructions" are the officers of PXRE Managing Agency Limited.

3.      DIRECTORS AND OFFICERS

WIS will provide directors and officers in accordance with the applications made to Lloyd's, with the exception that Brett Childs replaces Stephen Drake. WIS reserves the right to replace such directors and officers as may be required from time to time after consultation with the Board.

Time allocation will accord with the requirements specified by Lloyd's and will be reflected in the applications.

4.      SENIOR STAFF

WIS will supply an Appropriate person who will act as the account Executive to PXRE, and who will be responsible for:

                the finance function

                money laundering,

                taxation

                foreign legislation

                statutory reporting

WIS will also supply an appropriate person who shall be responsible for: -

                IT management

                systems analysis

                data base maintenance


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5. COMPLIANCE OFFICER

The compliance officer will carry out the duties specified in the terms of reference attached as appendix II hereto.

6.      TECHNICIANS

WIS will supply, on a shared service basis, staff to perform the following services: -

                Processing of underwriting transactions

                Performing syndicate accounting functions

                Performing Agency accounting functions

SERVICES AND PROCEDURES

7.      INVESTMENT

WIS will set up automatic sweep facilities for the bank to transfer surplus funds in the PTF accounts to interest bearing deposit accounts with the bank appointed by the Board.

PXRE Managing Agency Limited has appointed Whittingdales as investment managers. WIS will not be responsible for the investment of the syndicate's funds. Investing funds in alternative securities will be decided by the Investment Committee of the managing agency and its investment adviser.

8.       BANKING

The necessary accounts will be operated in accordance with mandates as defined by the Board from time to time.

9.      UNDERWRITING

WIS will not perform any underwriting activity. All underwriting staff will be appointed by the Board of PXRE Managing Agency Limited.

The underwriting team will be responsible for referencing all risks.


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10.     PREMIUM RECORDING

On receipt of details of the signed premium income from the LPSO, on the syndicate's underwriting system, WIS will match the reference and attach it to the risk. WIS will be responsible for preparing the various signed premium income reports as described below in the section titled 'Reports'.

11.     ACCOUNTING

WIS will maintain the accounting records of the agency and syndicate on the Olympic IGL system which also incorporates a management information system
(AMIS) or on such other systems from time to time as may be required.

The accounting records will be maintained in US dollars, Canadian dollars, Sterling and converted sterling. Transactions will be recorded in their original settlement currency.

WIS will: -

                enter details of all cash movements on all the agency and syndicate bank accounts including trust accounts.

                reconcile the bank accounts on a monthly basis.

                reconcile the underwriting transactions to the monthly Lloyd's Central Accounting statement. Any reconciling differences will be reported [forthwith] by WIS to the Underwriter.

                recharge to the syndicate expenses incurred in terms of the policy, as approved by the Board.

                ensure that all expenses are presented to the underwriter for authorisation before they are settled. Payment will be effected by WIS from the agency's bank account/s.

Lloyd's charges will be directly debited by Lloyd's. These will be accounted for accordingly by WIS.

12.     ANCILLARY SERVICES

WIS     Will:-

                prepare the quarterly VAT return for the agency and syndicate.

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                complete the annual Syndicate Information Statement reflecting the US underwriting results and submit this information to Lloyd's in accordance with the timetable set by them.

                provide the underwriter with all necessary information to facilitate the production of the US surplus lines/reinsurance business regulatory reporting requirements as set down by the New York Insurance Department and monitored by Lloyd's Market Reporting & Solvency Department.

                complete the annual return required by the National Association of Insurance Commissioners (NAIC).

                assist the underwriter in agreeing the underwriting result for each closed year of account with the Inland Revenue.

                provide Lloyd's with all information as may be required to make due return to the Canadian Tax authorities.

                through its parent company, provide payroll, personnel, appropriate office space and equipment as agreed, office services and equipment as may be necessary which will be provided at cost by Wittington Group Limited.

13.  COMPLAINTS PROCEDURE

Complaints should be addressed to the accounts executive in the first instance as specified in the Agreement.

14.  REPORTING

WIS will prepare the following reports:- (Other reports may be available at a cost to be agreed calculated on a time and material basis.)

        BOARD REPORTS

        Cash flows

        Actual versus projected cash flow will be reported in tabular or graphical format depending on the agency Board requirements. Movements will be broken down between premiums, claims, reinsurance premiums, reinsurance recoveries, syndicate expenses and Corporate Name charges.

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        Underwriting Account

        This report will be presented in the format required by Lloyd's. A copy of the standard underwriting account is attached at appendix II.

        Syndicate expenses

        A breakdown of syndicate expenses into expense categories required by Lloyd's, as a minimum, with a comparison to budgeted expenses will be prepared.

        Agency Accounts

        A profit and loss account and balance sheet will be prepared.

        Syndicate Monitoring Forms

        These include:

        A forecast of the year of account result, based on the underwriter's forecast of the ultimate loss ratio for the business categories and a `best' estimate of investment income and syndicate expenses.

        An income analysis by business class reflecting a comparison between budgeted and actual gross and net premium income.

        A detailed trading summary by solvency class reflecting a comparison between actual to date and the underwriter's 36 month estimate of net premium income and incurred claims by value and as a percentage of premium income.

        Net underwriting progression statistics, or triangulations at least by whole account.

         LLOYD'S REPORTS

        Premium Income Monitoring

        WIS will assist the underwriter in preparing the PIM reports required by Lloyd's and in accordance with their reporting requirements.


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        Syndicate Quarterly Return

        WIS will be responsible for producing this return within the timetable set by Lloyd's. Attached at appendix III is a copy of the return as prescribed by Lloyd's Regulatory Board. WIS will require assistance from the Underwriter when completing Form 1, Form 3, Form 6 and Form 14.

        Managing Agency Solvency Return

        WIS will compete the above return as required by Lloyd's. A copy of the return (QFI) is attached at appendix IV.

        Solvency Return

        WIS will complete the annual Solvency Return in the format required by Lloyd's.

        The active underwriter will be responsible for aggregate and RDS monitoring as well as determining IBNR or RITC.

        ANNUAL REPORTS

        Annual Financial Statements

        An annual report will be prepared for the syndicate covering the year from 1 January to 31 December. The report will be in the format as prescribed in terms of the bye-laws set down by Lloyd's of London.

        An annual report will be prepared for the agency covering the year from 1 January to 31 December. The report will be in the format as required by Lloyd's and the Companies Act.

        The active underwriter will be responsible for aggregate and RDS monitoring as well as determining IBNR or RITC.


All the syndicate's reports will be available in the three reporting currencies and converted sterling. Agency reports will only be in sterling.

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